Exhibit 99.1
Gerber Scientific, Inc. Reports Substantial Operating Income Improvement on 13% Revenue Growth for its Fiscal 2011 Third Quarter

TOLLAND, CT – March 3, 2011 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and operating results for its fiscal 2011 third quarter ended January 31, 2011.

Summary of Results from Continuing Operations for FY 2011 Third Quarter versus FY 2010 Third Quarter

▪	Reported revenue increased 12.8% to $112.0 million, or up 14.7% on a constant currency basis;

▪
Gross profit increased $7.3 million to $37.1 million, reflecting higher volume and an improvement in gross margin from 30.0% to 33.1%. The gross margin expansion reflects a higher mix of Apparel and Industrial sales, lower warranty expenses and higher seasonal supplier rebates in the Sign Making and Specialty Graphics segment, as well as the benefit of $2.8 million in cost reductions in the Apparel and Industrial segment;

▪
Selling, general and administrative (SG&A) expenses were $29.9 million, or 26.7% of sales, compared with $25.3 million, or 25.5% of sales. Approximately $0.8 million of cost reductions were offset by the restoration of temporary wage reductions and incentive compensation totaling $2.4 million and an increase of $1.0 million in commissions due to volume and channel mix;

▪
Excluding restructuring and other expenses, operating income was up $2.4 million to $3.1 million. Restructuring and other expenses fell from $1.5 million to $0.6 million and reported operating income increased to $2.5 million versus an operating loss of $0.7 million;

▪
Income from continuing operations was $1.1 million, or $0.04 per diluted share, versus a loss of $1.3 million, or $0.05 per diluted share, reflecting the benefit of lower interest expense. Net income was $1.7 million, or $0.07 per diluted share, compared with a net loss of $0.8 million, or $0.03 per diluted share;

▪
Due primarily to an increase in inventory levels, excluding discontinued operations, the Company used $3.1 million in cash flow from operations, including capital expenditures, compared to cash generation of $2.5 million in the prior year;

▪	Total outstanding debt was $20 million, down from $45 million at the Company’s fiscal year end of April 30, 2010, due principally to the application of the proceeds from the Gerber Coburn sale.

“This was a solid performance quarter for Gerber, with revenue gains across all product segments and geographic regions,” said Marc Giles, Gerber Scientific President and Chief Executive Officer. “Market demand remained strong in the Apparel and Industrial segment with 17% sales growth overall, and 22% growth from our key strategic markets in Greater China. Across the company, China revenue, including exports, was up a strong 68% in the third quarter. Spandex, our aftermarket distribution business, posted 10% year-over-year currency-neutral revenue growth and reported sales gains across almost every region that it serves.

Equally important, we made substantial progress on the strategic front. First, we divested Gerber Coburn, which allowed us to refocus our efforts on higher growth segments. Second, we reduced our debt by another $15 million during the quarter, cutting our outstanding debt by 56% since our fiscal year end. And, finally, we continued to make progress in the execution of our cost reduction initiatives. In fact, year to date we have realized $6.3 million in cost reductions against our full year 2011 target of $7.2 million and have already completed $8.1 million in reductions against next year’s target of $14.9 million.”

Outlook and Guidance

“With the strong performance posted this past quarter and a more stable outlook, we are revising upward our annual revenue guidance for fiscal 2011 from a range of $435 million to $440 million to a range of $450 million to $455 million,” said Mr. Giles. “In addition, with the strong order backlog at quarter end and greater certainty regarding our cost reduction initiatives, we are now confident in providing revenue and operating earnings guidance for fiscal 2012. For fiscal 2012 we are forecasting annual revenue growth between 3% and 5% and operating margins, excluding restructuring and other charges, to range between 5% and 7%. This forecast is in line with our stated objective of achieving and sustaining a 10% operating margin by fiscal 2013.”

Subsequent Events

The Company reported that it completed a facilities rationalization project in February 2011, in which the Company’s corporate offices in South Windsor, CT were relocated and consolidated with certain of its other operations located in Tolland, CT. As part of the transaction, the Company completed a non-cash exchange of its owned facility in Tolland, CT for a leased facility in South Windsor, CT, under the same terms and conditions of the lease. The Company now owns the South Windsor, CT facility and will potentially be able to monetize this under-utilized facility. The South Windsor, CT facility will be recorded as an asset and a financing liability will be established on the Company’s balance sheet of approximately $8.9 million as of February 2011.

The Company also reported that it completed an amendment to its current revolving credit facility that provides for a lower interest rate grid and extends the maturity from January 31, 2012 to March 1, 2016. The amount of the commitment increased to $75 million from $60 million and the financial covenants targets were eased to allow for the facilities rationalization project, among other items.

Quarterly Conference Call

Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. ET.  Please dial 719.457.2664 and provide the operator with confirmation code 2098517 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel and industrial industries.  Headquartered in Tolland, Connecticut, the Company operates through three primary businesses:  Gerber Scientific Products, Spandex and Gerber Technology.

Forward-looking Statements
Any statements in this news release not relating to historical matters are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this news release involve risks and uncertainties regarding the Company's expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which outlines certain important risks regarding the Company's forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands, except per share data	2011	2010	2011	2010
Revenue:
Product sales	$97,578	$84,931	$292,437	$259,346
Service sales	14,376	14,290	43,385	44,097
	111,954	99,221	335,822	303,443

Cost of Sales:
Cost of products sold	65,557	60,666	203,407	189,002
Cost of services sold	9,302	8,792	28,023	25,939
	74,859	69,458	231,430	214,941

Gross profit	37,095	29,763	104,392	88,502

Selling, general and administrative expenses	29,907	25,288	84,405	73,863
Research and development	4,070	3,717	11,653	10,909
Restructuring and other expenses	642	1,472	2,977	2,014
Operating income (loss)	2,476	(714)	5,357	1,716

Other income (expense), net	(376)	(33)	(278)	(1,308)
Interest expense	(444)	(1,048)	(1,274)	(2,256)
Income (Loss) from continuing operations before income taxes	1,656	(1,795)	3,805	(1,848)
Income tax expense (benefit)	530	(502)	1,204	(1,323)
Income (Loss) from continuing operations	1,126	(1,293)	2,601	(525)
Income (Loss) from discontinued operations, net of tax	602	484	(15,456)	689
Net income (loss)	$1,728	$(809)	$(12,855)	$164

Basic earnings (loss) per common share:
Continuing operations	$0.04	$(0.05)	$0.10	$(0.02)
Discontinued operations	0.02	0.02	(0.62)	0.03
Basic earnings (loss) per common share1	$0.07	$(0.03)	$(0.51)	$0.01
Diluted earnings (loss) per common share:
Continuing operations	$0.04	$(0.05)	$0.10	$(0.02)
Discontinued operations	0.02	0.02	(0.61)	0.03
Diluted earnings (loss) per common share1	$0.07	$(0.03)	$(0.51)	$0.01

Weighted average shares outstanding:
Basic	25,136	25,195	25,131	24,904
Diluted	25,223	25,195	25,197	24,904

1 Basic and diluted earnings (loss) per share is based on actual calculated values and totals may not sum due to rounding.

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2011	2010	2011	2010
Sign Making and Specialty Graphics:
Gerber Scientific Products	$8,703	$7,014	$29,266	$27,157
Spandex	53,548	49,785	164,291	157,591
Sign Making and Specialty Graphics	62,251	56,799	193,557	184,748
Apparel and Industrial	49,703	42,610	142,275	119,667
Intersegment revenue elimination	---	(188)	(10)	(972)
Consolidated revenue	$111,954	$99,221	$335,822	$303,443

Sign Making and Specialty Graphics:
Gerber Scientific Products	$(727)	$(2,112)	$(3,120)	$(3,990)
Spandex	4,126	2,727	13,128	9,230
Sign Making and Specialty Graphics	3,399	615	10,008	5,240
Apparel and Industrial	6,338	4,712	14,972	13,481
Unallocated	(492)	(646)	(1,935)	(1,981)
Segment operating income	9,245	4,681	23,045	16,740
Corporate operating expenses	(2,203)	(2,176)	(6,527)	(6,910)
Corporate unallocated company-wide expenses	(4,566)	(3,219)	(11,161)	(8,114)
Consolidated operating income (loss)	$2,476	$(714)	$5,357	$1,716

Unallocated segment expenses included overhead costs remaining after the sale of Gerber Coburn.  Corporate unallocated company-wide expenses included insurance costs, pension, stock-based compensation, bonus costs and other expenses.

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY PRODUCT TYPE (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2011	2010	2011	2010
Equipment and software revenue	$35,462	$27,437	$97,147	$75,270
Aftermarket supplies revenue	62,116	57,494	195,290	184,076
Service revenue	14,376	14,290	43,385	44,097
Consolidated revenue	$111,954	$99,221	$335,822	$303,443

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – KEY OPERATING RATIOS (Unaudited)
	For the Fiscal Quarters Ended January 31,			For the Nine Months Ended January 31,
	2011	2010		2011	2010
Gross margin	33.1%	30.0%		31.1%	29.2%
Operating margin	2.2%	(0.7%	)	1.6%	0.6%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	January 31, 2011	April 30, 2010

Cash and cash equivalents	$11,206	$11,305
Working capital	$64,999	$76,549
Total debt	$20,000	$45,000
Net debt (total debt less cash and cash equivalents)	$8,794	$33,695
Shareholders' equity	$150,825	$158,206
Total capital (net debt plus shareholders' equity)	$159,619	$191,901
Current ratio	1.78:1	1.85:1
Net debt-to-total capital ratio	5.5%	17.6%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2011	2010	2011	2010

Net cash (used for) provided by operating activities	$(1,988)	$3,724	$11,795	$19,478
Net cash provided by (used for) investing activities	$18,119	$(3,200)	$15,747	$5,299
Net cash used for financing activities	$(15,089)	$(6,206)	$(26,308)	$(28,256)
Depreciation and amortization	$1,784	$2,106	$5,838	$7,250
Capital expenditures	$1,116	$1,239	$3,622	$3,231

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY GEOGRAPHIC LOCATION (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2011	2010	2011	2010
North America	$32,104	$30,124	$90,963	$76,750
Europe	54,575	47,974	162,124	158,121
Rest of world	25,275	21,123	82,735	68,572
Consolidated revenue	$111,954	$99,221	$335,822	$303,443